Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Third Quarter 2016 Results

WALTHAM, Mass. (October 27, 2016) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the third quarter of 2016, ended October 1, 2016.

Third Quarter 2016 Highlights

•	Revenue increased 9% to $4.49 billion.

•	GAAP diluted earnings per share (EPS) increased 1% to $1.19.
Adjusted EPS grew 13% to $2.03.

•
Strengthened presence in clinical markets by receiving FDA clearance to launch new DRI Hydrocodone assay and two new EliA IgG thyroid tests as well as extend use of BRAHMS PCT sepsis test to the emergency room.

•
Increased capabilities to support biopharma growth in Asia-Pacific markets with new clinical packaging and supplies facility in Seoul, South Korea, and expansion of cryogenic storage and logistics operations in Tokyo, Japan.

•
Completed acquisition of FEI Company, adding leading electron microscopy products that strengthen offerings for attractive structural biology and materials science markets, and significantly enhance our customer value proposition.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We delivered another great quarter, with excellent earnings growth on solid top-line results,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “We drove strong operational performance while successfully executing our growth strategy to position Thermo Fisher for an even brighter future.

“In the quarter, we strengthened our offering for clinical customers by expanding our menu of tests for detecting sepsis, opioids and thyroid disease, and launching new quality control software to ensure the accuracy of results in the clinical laboratory. In Asia-Pacific, we increased our biopharma services capabilities in South Korea and Japan to support the growing number of clinical trials and continue our strong growth momentum in the region.

“We were also pleased to complete our acquisition of FEI earlier than expected. We look forward to the new opportunities we have to create value for our customers, including broadening the use of FEI’s leading imaging technologies in the life science research markets that we serve.”

Third Quarter 2016

For the third quarter of 2016, revenue grew 9% to $4.49 billion, versus $4.12 billion in the third quarter of 2015. Organic revenue growth was 4%; acquisitions increased revenue by 5% and currency translation decreased revenue slightly.

GAAP Earnings Results
GAAP diluted EPS increased to $1.19, versus $1.18 in the same quarter last year. GAAP operating income for the third quarter of 2016 was $541 million, compared with $563 million in the third quarter of 2015. GAAP operating margin was 12.0%, compared with 13.7% in the third quarter of 2015. GAAP operating results reflect acquisition-related charges in the 2016 period.

Non-GAAP Earnings Results
Adjusted EPS in the third quarter of 2016 grew 13% to $2.03, versus $1.80 in the third quarter of 2015. Adjusted operating income for the third quarter of 2016 increased 11% compared with the year-ago quarter. Adjusted operating margin was 23.0%, compared with 22.6% in the third quarter of 2015.

2016 Guidance Update

Thermo Fisher is raising its revenue and adjusted EPS guidance for 2016 to reflect the addition of FEI, strong operational performance in the first nine months and a more favorable foreign exchange environment. The company now expects revenue to be in the range of $18.25 to $18.39 billion versus its previous guidance of $17.84 to $18.00 billion, which would result in revenue growth of 8% over 2015. The company is also raising its adjusted EPS guidance to a new range of $8.19 to $8.30 versus the $8.07 to $8.20 previously announced, which now results in 11% to 12% growth year over year.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the third quarter of 2016, Life Sciences Solutions Segment revenue grew 14% to $1.23 billion, compared with revenue of $1.08 billion in the third quarter of 2015. Segment operating margin was 30.1% versus 30.8% in 2015.

Analytical Instruments Segment

Analytical Instruments Segment revenue grew 15% to $0.90 billion in the third quarter of 2016, compared with revenue of $0.78 billion in the third quarter of 2015. Segment operating margin was 21.2% versus 18.8% in the 2015 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue in the third quarter increased 3% to $0.80 billion in 2016, compared with revenue of $0.78 billion in the third quarter of 2015. Segment operating margin was 26.8% versus 26.4% in the 2015 quarter.

Laboratory Products and Services Segment

In the third quarter of 2016, Laboratory Products and Services Segment revenue grew 7% to $1.75 billion, compared with revenue of $1.64 billion in the third quarter of 2015. Segment operating margin was 14.8% versus 15.2% in the 2015 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any regularity or predictability, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. In 2016, based on acquisitions closed through the end of the third quarter, our adjusted EPS will exclude approximately $2.42 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, October 27, 2016, at 8:30 a.m. Eastern time. To listen, dial (877) 201-0168 within the U.S. or (647) 788-4901 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, November 11, 2016.

About Thermo Fisher Scientific
Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $17 billion and more than 50,000 employees in 50 countries. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement
The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended July 2, 2016, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

###

Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	October 1,	% of	September 26,	% of
(In millions except per share amounts)	2016	Revenues	2015	Revenues

Revenues	$4,490.9		$4,123.2
Costs and Operating Expenses:
Cost of revenues (c)	2,327.2	51.8%	2,132.2	51.7%
Selling, general and administrative expenses (d)	1,042.8	23.2%	911.1	22.1%
Amortization of acquisition-related intangible assets	341.6	7.6%	329.9	8.0%
Research and development expenses	183.3	4.1%	171.6	4.2%
Restructuring and other costs, net (e)	54.9	1.3%	15.5	0.3%
	3,949.8	88.0%	3,560.3	86.3%

Operating Income	541.1	12.0%	562.9	13.7%
Interest Income	10.4		7.2
Interest Expense	(113.3)		(100.6)
Other Expense, Net (f)	(10.3)		(1.4)

Income Before Income Taxes	427.9		468.1
Benefit from Income Taxes (g)	45.6		9.2

Income from Continuing Operations	473.5		477.3

Loss from Discontinued Operations	—		(1.2)

Net Income	$473.5	10.5%	$476.1	11.5%

Earnings per Share from Continuing Operations:
Basic	$1.20		$1.20
Diluted	$1.19		$1.19

Earnings per Share:
Basic	$1.20		$1.19
Diluted	$1.19		$1.18

Weighted Average Shares:
Basic	394.7		399.0
Diluted	397.4		402.0

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$541.1	12.0%	$562.9	13.7%
Cost of Revenues Charges (c)	32.4	0.7%	0.8	0.0%
Selling, General and Administrative Charges, Net (d)	62.5	1.4%	24.6	0.6%
Restructuring and Other Costs, Net (e)	54.9	1.3%	15.5	0.3%
Amortization of Acquisition-related Intangible Assets	341.6	7.6%	329.9	8.0%

Adjusted Operating Income (b)	$1,032.5	23.0%	$933.7	22.6%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$473.5	10.5%	$476.1	11.5%
Cost of Revenues Charges (c)	32.4	0.7%	0.8	0.0%
Selling, General and Administrative Charges, Net (d)	62.5	1.4%	24.6	0.6%
Restructuring and Other Costs, Net (e)	54.9	1.3%	15.5	0.3%
Amortization of Acquisition-related Intangible Assets	341.6	7.6%	329.9	8.0%
Other Expense, Net (f)	11.1	0.2%	3.6	0.1%
Provision for Income Taxes (g)	(167.5)	-3.7%	(127.2)	-3.0%
Discontinued Operations, Net of Tax	—	0.0%	1.2	0.1%

Adjusted Net Income (b)	$808.5	18.0%	$724.5	17.6%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.19		$1.18
Cost of Revenues Charges, Net of Tax (c)	0.05		—
Selling, General and Administrative Charges, Net of Tax (d)	0.11		0.02
Restructuring and Other Costs, Net of Tax (e)	0.09		0.03
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.59		0.56
Other Expense, Net of Tax (f)	0.02		0.01
Provision for Income Taxes (g)	(0.02)		—
Discontinued Operations, Net of Tax	—		—

Adjusted EPS (b)	$2.03		$1.80

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$771.8		$743.9
Net Cash Used in Discontinued Operations	1.1		3.7
Purchases of Property, Plant and Equipment	(81.0)		(101.0)
Proceeds from Sale of Property, Plant and Equipment	1.4		1.3

Free Cash Flow	$693.3		$647.9

Segment Data	Three Months Ended
	October 1,	% of	September 26,	% of
(In millions)	2016	Revenues	2015	Revenues

Revenues
Life Sciences Solutions	$1,231.5	27.4%	$1,080.4	26.2%
Analytical Instruments	898.0	20.0%	778.5	18.9%
Specialty Diagnostics	798.9	17.8%	776.9	18.8%
Laboratory Products and Services	1,746.2	38.9%	1,638.2	39.7%
Eliminations	(183.7)	-4.1%	(150.8)	-3.6%

Consolidated Revenues	$4,490.9	100.0%	$4,123.2	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$370.1	30.1%	$332.7	30.8%
Analytical Instruments	190.1	21.2%	146.5	18.8%
Specialty Diagnostics	214.4	26.8%	204.9	26.4%
Laboratory Products and Services	257.9	14.8%	249.6	15.2%

Subtotal Reportable Segments	1,032.5	23.0%	933.7	22.6%

Cost of Revenues Charges (c)	(32.4)	-0.7%	(0.8)	0.0%
Selling, General and Administrative Charges, Net (d)	(62.5)	-1.4%	(24.6)	-0.6%
Restructuring and Other Costs, Net (e)	(54.9)	-1.3%	(15.5)	-0.3%
Amortization of Acquisition-related Intangible Assets	(341.6)	-7.6%	(329.9)	-8.0%

GAAP Operating Income (a)	$541.1	12.0%	$562.9	13.7%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2016 include $16.3 of charges for the sale of inventories revalued at the date of acquisition and $16.1 of charges to conform the accounting policies of FEI with the company's accounting policies. Reported results in 2015 include $0.8 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(d) Reported results in 2016 and 2015 include i) charges of $17.2 and $19.4, respectively, associated with product liability litigation; ii) $36.4 and $0.2, respectively, of third-party transaction/integration costs primarily related to recently completed acquisitions; and iii) $0.4 and $7.1, respectively, of accelerated depreciation on fixed assets to be abandoned due to integration synergies. Reported results in 2016 also include a charge of $8.5 to conform the accounting policies of FEI with the company's accounting policies. Reported results in 2015 also include $2.1 of credits from contingent acquisition consideration.

(e) Reported results in 2016 and 2015 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2016 include $9.9 of net charges for litigation.

(f) Reported results in 2016 and 2015 include $0.5 and $0.5, respectively, of amortization of acquisition-related intangible assets of the company's equity-method investments. Reported results in 2016 include $12.0 of charges related to the amortization of fees paid to obtain bridge financing commitments for the acquisition of FEI and $0.3 of losses on the early extinguishment of debt, offset in part by a $1.7 gain on an investment. Reported results in 2015 also include a loss of $3.1 on the early extinguishment of debt.

(g) Reported provision for income taxes includes i) $158.9 and $128.1 of incremental tax benefit in 2016 and 2015, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) in 2016 and 2015, $8.6 and $(0.9), respectively, of incremental tax benefit (provision) from adjusting the company's deferred tax balances as a result of tax rate changes.

Notes:
Consolidated depreciation expense is $91.4 and $97.8 in 2016 and 2015, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $34.9 and $32.5 in 2016 and 2015, respectively.

Consolidated Statement of Income (unaudited) (a)(b)
	Nine Months Ended
	October 1,	% of	September 26,	% of
(In millions except per share amounts)	2016	Revenues	2015	Revenues

Revenues	$13,320.9		$12,312.9
Costs and Operating Expenses:
Cost of revenues (c)	6,912.5	51.9%	6,342.8	51.5%
Selling, general and administrative expenses (d)	3,027.1	22.7%	2,755.4	22.4%
Amortization of acquisition-related intangible assets	1,001.6	7.5%	988.8	8.0%
Research and development expenses	542.2	4.1%	512.0	4.2%
Restructuring and other costs, net (e)	140.9	1.1%	67.9	0.6%
	11,624.3	87.3%	10,666.9	86.6%

Operating Income	1,696.6	12.7%	1,646.0	13.4%
Interest Income	34.4		21.9
Interest Expense	(338.3)		(311.9)
Other Expense, Net (f)	(20.7)		(2.3)

Income Before Income Taxes	1,372.0		1,353.7
Benefit from Income Taxes (g)	20.6		20.3

Income from Continuing Operations	1,392.6		1,374.0

Loss from Discontinued Operations, Net of Tax	(0.3)		(1.2)

Net Income	$1,392.3	10.5%	$1,372.8	11.1%

Earnings per Share from Continuing Operations:
Basic	$3.53		$3.45
Diluted	$3.50		$3.42

Earnings per Share:
Basic	$3.53		$3.45
Diluted	$3.50		$3.42

Weighted Average Shares:
Basic	394.8		398.4
Diluted	397.6		401.7

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$1,696.6	12.7%	$1,646.0	13.4%
Cost of Revenues Charges (c)	60.4	0.5%	2.5	0.0%
Selling, General and Administrative Charges, Net (d)	95.2	0.7%	35.4	0.3%
Restructuring and Other Costs, Net (e)	140.9	1.1%	67.9	0.6%
Amortization of Acquisition-related Intangible Assets	1,001.6	7.5%	988.8	8.0%

Adjusted Operating Income (b)	$2,994.7	22.5%	$2,740.6	22.3%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,392.3	10.5%	$1,372.8	11.1%
Cost of Revenues Charges (c)	60.4	0.5%	2.5	0.0%
Selling, General and Administrative Charges, Net (d)	95.2	0.7%	35.4	0.3%
Restructuring and Other Costs, Net (e)	140.9	1.1%	67.9	0.6%
Amortization of Acquisition-related Intangible Assets	1,001.6	7.5%	988.8	8.0%
Other Expense, Net (f)	26.6	0.2%	15.2	0.1%
Provision for Income Taxes (g)	(385.2)	-3.0%	(365.2)	-2.9%
Discontinued Operations, Net of Tax	0.3	0.0%	1.2	0.0%

Adjusted Net Income (b)	$2,332.1	17.5%	$2,118.6	17.2%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$3.50		$3.42
Cost of Revenues Charges, Net of Tax (c)	0.10		—
Selling, General and Administrative Charges, Net of Tax (d)	0.18		0.04
Restructuring and Other Costs, Net of Tax (e)	0.24		0.11
Amortization of Acquisition-related Intangible Assets, Net of Tax	1.81		1.71
Other Expense, Net of Tax (f)	0.04		0.02
Provision for Income Taxes (g)	—		(0.03)
Discontinued Operations, Net of Tax	—		—

Adjusted EPS (b)	$5.87		$5.27

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,950.4		$1,588.8
Net Cash Used in Discontinued Operations	3.0		8.0
Purchases of Property, Plant and Equipment	(310.9)		(293.5)
Proceeds from Sale of Property, Plant and Equipment	23.1		7.5

Free Cash Flow	$1,665.6		$1,310.8

Segment Data	Nine Months Ended
	October 1,	% of	September 26,	% of
(In millions)	2016	Revenues	2015	Revenues

Revenues
Life Sciences Solutions	$3,642.1	27.3%	$3,229.6	26.2%
Analytical Instruments	2,451.2	18.4%	2,282.9	18.5%
Specialty Diagnostics	2,504.8	18.8%	2,379.2	19.3%
Laboratory Products and Services	5,273.0	39.6%	4,844.9	39.3%
Eliminations	(550.2)	-4.1%	(423.7)	-3.3%

Consolidated Revenues	$13,320.9	100.0%	$12,312.9	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,069.7	29.4%	$954.9	29.6%
Analytical Instruments	446.7	18.2%	407.8	17.9%
Specialty Diagnostics	682.4	27.2%	646.2	27.2%
Laboratory Products and Services	795.9	15.1%	731.7	15.1%

Subtotal Reportable Segments	2,994.7	22.5%	2,740.6	22.3%

Cost of Revenues Charges (c)	(60.4)	-0.5%	(2.5)	0.0%
Selling, General and Administrative Charges, Net (d)	(95.2)	-0.7%	(35.4)	-0.3%
Restructuring and Other Costs, Net (e)	(140.9)	-1.1%	(67.9)	-0.6%
Amortization of Acquisition-related Intangible Assets	(1,001.6)	-7.5%	(988.8)	-8.0%

GAAP Operating Income (a)	$1,696.6	12.7%	$1,646.0	13.4%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2016 and 2015 include i) $38.7 and $0.7, respectively, of charges for the sale of inventories revalued at the date of acquisition and ii) $1.7 and $1.8, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2016 include charges of $20.0 to conform the accounting policies of FEI and Affymetrix with the company's accounting policies.

(d) Reported results in 2016 and 2015 include i) $63.1 and $7.7, respectively, of third-party transaction/integration costs primarily related to recently completed acquisitions; ii) charges of $17.2 and $19.4, respectively, associated with product liability litigation; iii) $8.3 and $10.9, respectively, of accelerated depreciation on fixed assets to be abandoned due to integration synergies; and iv) $1.9 and $2.6, respectively, of credits from contingent acquisition consideration. Reported results in 2016 also include a charge of $8.5 to conform the accounting policies of FEI with the company's accounting policies.

(e) Reported results in 2016 and 2015 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2016 include $6.8 of environmental remediation costs, $4.4 of net charges for litigation and $5.0 of gains on sales of real estate and settlement of a retirement plan. Reported results in 2015 include a gain of $7.6 on the sale of a product line, $5.0 of cash compensation contractually due to employees of an acquired business on the date of acquisition, a charge of $3.5 for settlement of litigation at an acquired business and a $0.9 charge associated with a previous sale of a business.

(f) Reported results in 2016 and 2015 include $1.6 and $1.6, respectively, of amortization of acquisition-related intangible assets of the company's equity-method investments. Reported results in 2016 include $22.0 of charges related to the amortization of fees paid to obtain bridge financing commitments for the acquisition of FEI and $6.5 of losses on the early extinguishment of debt, offset in part by $3.5 of gains on the sale of investments. Reported results in 2015 include $7.5 of costs associated with entering into interest rate swap arrangements and losses of $6.1 on the early extinguishment of debt.

(g) Reported provision for income taxes includes i) $385.4 and $351.7 of incremental tax benefit in 2016 and 2015, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) in 2016 and 2015, $0.2 and $(13.5) respectively, of incremental tax provision (benefit) from adjusting the company's deferred tax balances as a result of tax rate changes.

Notes:
Consolidated depreciation expense is $282.6 and $274.9 in 2016 and 2015, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $102.0 and $91.8 in 2016 and 2015, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	October 1,	December 31,
(In millions)	2016	2015

Assets
Current Assets:
Cash and cash equivalents	$1,970.0	$452.1
Accounts receivable, net	2,895.1	2,544.9
Inventories	2,390.9	1,991.7
Other current assets	948.4	752.5

Total current assets	8,204.4	5,741.2

Property, Plant and Equipment, Net	2,599.3	2,448.8

Acquisition-related Intangible Assets	14,522.4	12,758.3

Other Assets	1,104.6	1,058.4

Goodwill	21,580.0	18,827.6

Total Assets	$48,010.7	$40,834.3

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$1,972.1	$1,051.8
Other current liabilities	3,287.8	3,094.5

Total current liabilities	5,259.9	4,146.3

Other Long-term Liabilities	4,151.8	3,917.6

Long-term Obligations	16,940.4	11,420.2

Total Shareholders' Equity	21,658.6	21,350.2

Total Liabilities and Shareholders' Equity	$48,010.7	$40,834.3

Condensed Consolidated Statement of Cash Flows (unaudited)

	Nine Months Ended
	October 1,	September 26,
(In millions)	2016	2015

Operating Activities
Net income	$1,392.3	$1,372.8
Loss from discontinued operations	0.3	1.2
Income from continuing operations	1,392.6	1,374.0

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,284.2	1,263.7
Change in deferred income taxes	(514.8)	(285.9)
Net gains on sale of businesses	—	(7.6)
Other non-cash expenses, net	134.8	76.4
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(343.4)	(823.8)

Net cash provided by continuing operations	1,953.4	1,596.8
Net cash used in discontinued operations	(3.0)	(8.0)

Net cash provided by operating activities	1,950.4	1,588.8

Investing Activities
Acquisitions, net of cash acquired	(5,153.0)	(306.0)
Purchases of property, plant and equipment	(310.9)	(293.5)
Proceeds from sale of property, plant and equipment	23.1	7.5
Other investing activities, net	(3.2)	16.0

Net cash used in investing activities	(5,444.0)	(576.0)

Financing Activities
Net proceeds from issuance of debt	7,605.8	542.8
Repayment of debt	(2,307.1)	(2,481.0)
Increase in commercial paper, net	768.8	725.5
Purchases of company common stock	(1,000.0)	(500.0)
Dividends paid	(179.2)	(180.7)
Net proceeds from issuance of company common stock under employee stock plans	122.5	96.6
Tax benefits from stock-based compensation awards	54.9	55.6
Other financing activities, net	(13.6)	(5.9)

Net cash provided by (used in) financing activities	5,052.1	(1,747.1)

Exchange Rate Effect on Cash	(40.6)	(105.8)

Increase (Decrease) in Cash and Cash Equivalents	1,517.9	(840.1)
Cash and Cash Equivalents at Beginning of Period	452.1	1,343.5

Cash and Cash Equivalents at End of Period	$1,970.0	$503.4

Free Cash Flow (a)	$1,665.6	$1,310.8

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.